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FLAGSTAR COMPANIES, INC.
COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                              Three Months Ended            Six Months Ended

(In Thousands Except Ratios)               June 30, 1994    June 30,     June 30, 1994     June 30,
                                                    Fully     1993                Fully      1993
                                         Primary   Diluted  Primary(B) Primary   Diluted  Primary (B)

Adjustment of common and equivalent shares:
 Average number of common shares
  outstanding before adjustments          42,369    42,369    42,370    42,369    42,369     42,370
 Assumed exercise of stock warrant
  options                                  8,960     8,960         -     8,960     8,960          -
 Conversion of convertible securities          -     4,136         -         -     4,136          -
 Conversion of preferred stock                 -     8,561         -         -     8,561          -
  Total average outstanding and equivalent
   common shares                          51,329    64,026    42,370    51,329    64,026     42,370

Adjustment of net income (loss):
 Income (loss)
  from continuing operations (A)        $(16,430)$ (16,430)$  (8,100)$ (32,627)$ (32,627)$  (34,046)
 Interest on senior debt,
  net of income taxes                      5,784     5,784         -    11,266    11,266          -
 Interest on convertible debentures
  net of income taxes                          -     2,432         -         -     4,864          -
 Dividends on preferred stock                  -     3,544         -         -     7,088          -
 Income (loss) on continuing operations
  applicable to common stock             (10,646)   (4,670)   (8,100)  (21,361)   (9,409)   (34,046)

 Income (loss) from
  discontinued operations                374,505   374,505    (7,296)  364,086   364,086    (14,965)
 Extraordinary items,
  net of income taxes                    (10,822)  (10,822)        -   (10,822)  (10,822)       (81)
 Cumulative effect of change in
  accounting principle, net                    -         -         -         -         -     (7,441)
 Adjusted net income (loss) applicable
  to common stockholders                $353,037 $ 359,013 $ (15,396)$ 331,903 $ 343,855 $  (56,533)

Earnings (loss) per common share:
 On continuing operations               $  (0.21)$   (0.07)$   (0.19)$   (0.41)$   (0.15)$    (0.81)
 On discontinued operations                 7.30      5.85     (0.17)     7.09      5.69      (0.35)
 On extraordinary items, net               (0.21)    (0.17)        -     (0.21)    (0.17)         -
 On cumulative effect of change in
  accounting principle                         -         -         -         -         -      (0.18)
 On net income (loss)                   $   6.88 $    5.61 $   (0.36)$    6.47 $    5.37 $    (1.34)



(A) After deduction of the dividends on preferred stock for the respective periods.

(B) The calculations for fully diluted earnings per share are anti-dilutive; as such, fully diluted earnings per share is not presented for such periods.

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